Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Income Fund (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 25, 2011. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Edith E. Holiday, J. Michael Luttig and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:


                               % of      % of            % of     % of Shares
                            outstanding Shares        outstanding Present and
Term Expiring 2014    For      Shares   Voted  Withheld  Shares       Voting
Harris J. Ashton   42,888,980  90.52%  97.35%  1,169,023  2.47%       2.65%
Edith E. Holiday   42,961,552  90.67%  97.51%  1,096,451  2.31%       2.49%
J. Michael Luttig  43,059,159  90.87%  97.73%    998,844  2.11%       2.27%
Constantine D.
Tseretopoulos      43,047,835  90.85%  97.71%  1,010,168  2.13%       2.29%

*Ann Torre Bates, Frank J. Crothers, Charles B. Johnson, Gregory E. Johnson, David W. Niemiec, Frank A. Olson, Larry D. Thompson and Robert E. Wade

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011.

            Shares Voted         % of outstanding Shares    % of Voted Shares
For          43,307,058                  91.40%                   98.30%
Against         472,794                   1.00%                    1.07%
Abstain         278,151                   0.58%                    0.63%
Total        44,058,003                  92.98%                  100.00%